Exhibit 23.6

CONSENT OF ROSEN CONSULTING GROUP

We hereby consent to the use of our name in the Registration Statement on Form S-11 (together with any amendments or supplements thereto, the “Registration Statement”), to be filed by Supertel Hospitality, Inc. and the references to the market study prepared by Rosen Consulting pGroup for Supertel Hospitality, Inc. wherever appearing in the Registration Statement, including, but not limited to the references to our company under the headings “Summary – U.S. Hotel Industry ,” “U.S. Hotel Overview and Outlook” and “Experts” in the Registration Statement.

Dated: July 26, 2013

ROSEN CONSULTING GROUP

By	/s/ Randall Sakamoto
Name:	Randall Sakamoto
Title:	Executive Vice President